MICHAEL R. RAMELOT

SECTION 13 and 16 FILINGS

Power of Attorney

KNOW ALL MEN BY THESE PRESENT: That Michael R. Ramelot has made, constituted, and appointed, and by this instrument does make, constitute, and appoint, Marcia J. Miller, Chief Financial Officer of Energy Focus, Inc., James Tu, Executive Chairman and Chief Executive Officer of Energy Focus, Inc., Jason D. Christman, Tax and External Reporting Analyst of Energy Focus, Inc., and Janet Spreen, Partner of BakerHostetler, his true and lawful attorney for him and in his name, place, and stead, with power of substitution, to subscribe, as attorney-in-fact, to file SEC Section 13 and 16 Filings, hereby giving and granting to the attorney-in-fact full power and authority to do and perform every act and thing necessary to be done in the premises, as fully as he might or could do if personally present, hereby ratifying and confirming all that the attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall only apply to Section 13 and 16 Filings.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of July 22, 2015.

Michael R Ramelot

Michael R. Ramelot
Director, Energy Focus, Inc.